UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2010

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 220-0100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On August 2, 2010, CIBER, Inc. (“CIBER”, the “Company” or “we”) amended its senior credit agreement with several financial institutions as lenders and Bank of America, N.A. as administrative agent (the “Senior Credit Facility”).  The Senior Credit Facility was amended to: 1) change the definition of Consolidated EBITDA to exclude the cash separation costs incurred during the period related to the departure of our former Chief Executive Officer and former non-executive Chairman of the Board of Directors, not to exceed $6.4 million, plus any other cash transitional costs incurred related to the departures, not to exceed $1.0 million, plus non-cash goodwill impairment charges not to exceed $112.0 million in the aggregate; 2) increase our maximum permitted consolidated total leverage ratio for June 30, 2010; 3) impose a further restriction on stock repurchases and acquisitions for the remainder of 2010; and 4) limit additional foreign subsidiary debt.

The foregoing summary is qualified in its entirety by reference to the full text of the Second Amendment to Amended and Restated Credit Agreement and Waiver attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On August 5, 2010, CIBER issued a press release in which we announced our financial results for the three and six months ended June 30, 2010, and provided guidance for the 2010 third quarter and 2010 fiscal year.  The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01(d).  Exhibits.

10.1                           Second Amendment to Amended and Restated Credit Agreement and Waiver, by and among CIBER, Inc., as borrower, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the other lender parties thereto, dated August 2, 2010.  The Schedule to the Agreement, which is listed in this Agreement, has been omitted.  CIBER agrees to supplementally furnish to the Commission a copy of such schedule upon request.

99.1                           Press release dated August 5, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, Inc.

Date: August 5, 2010	By:	/s/ Peter H. Cheesbrough
Peter H. Cheesbrough
Chief Financial Officer, Executive Vice President
and Treasurer